QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June , 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Click2learn, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	91-1276003 (I.R.S. Employer Identification No.)

110 - 110th Avenue NE
Bellevue, Washington 98004
(Address of principal executive offices, including zip code)

Click2learn, Inc. 1999 Employee Stock Purchase Plan
Click2learn, Inc. 1998 Equity Incentive Plan
Click2learn, Inc. 1998 Directors Stock Option Plan
IntelliPrep Technologies, Incorporated 2000 Equity Incentive Plan
(Full title of the plans)

JOHN D. ATHERLY
Vice President, Finance and Administration and Chief Financial Officer
Click2learn, Inc.
110 - 110th Avenue NE
Bellevue, Washington 98004
(425) 462-0501
(Name, address and telephone number, including area code, of agent for service)

Copy to:

SCOTT L. GELBAND
Perkins Coie LLP
505 Fifth Avenue South, Suite 620
Seattle, Washington 98101-3846
(206) 287-3505

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value, subject to outstanding options under the IntelliPrep Technologies, Incorporated 2000 Equity Incentive Plan	450,000(2)	$2.33(3)	$1,048,500.00	$262.13

Common Stock, $0.01 par value, authorized but not subject to outstanding options and not previously registered under the:

1999 Employee Stock Purchase Plan	450,000	$1.56(4)	$702,000	$175.50

1998 Equity Incentive Plan	2,000,000	$1.56(4)	$3,120,000	$780.00

1998 Directors Stock Option Plan	300,000	$1.56(4)	$468,000	$117.00

TOTAL	3,200,000		$5,338,500	$1,334.63

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding Common Stock.

(2)
Pursuant to an Agreement and Plan of Merger among the Registrant, Click2learn Software Corp., certain stockholders of IntelliPrep Technologies, Incorporated and IntelliPrep Technologies, Incorporated ("IntelliPrep"), dated as of April 17, 2001 (the "Merger Agreement"), the Registrant assumed the outstanding options to purchase common stock of IntelliPrep under its 2000 Equity Incentive Plan (the "IntelliPrep Assumed Options"), with appropriate adjustments to the number of shares and the exercise price of each IntelliPrep Assumed Option to reflect the ratio at which IntelliPrep common stock was converted into common stock of the Registrant under the Merger Agreement.

(3)
Shares are issuable upon the exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h) under the Securities Act of 1993, as amended, the proposed maximum offering price per share and the registration fee have been computed based on the weighted average exercise price for the shares subject to outstanding options, which exercise prices range from $1.78 per share to $4.29 per share.

(4)
Estimated pursuant to Rule 457(c) under the Securities Act of 1993, as amended, solely for the purpose of calculating the registration fee. The price per share under the plans is estimated to be $1.56 based on the average of the high ($1.67) and low ($1.46) sales prices for the Common Stock on June 20, 2001, as reported by the NASDAQ National Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

    (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 29, 2001, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

    (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

    (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on May 19, 1998, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

    Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

    None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Delaware General Corporation Law, Article VII of the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (d) for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, Article VI of the Registrant's Bylaws provides that (a) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (b) the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Amended and Restated Certificate of Incorporation, its Bylaws or agreements, (c) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (d) the rights conferred in the Bylaws are not exclusive.

II–1

    The Registrant has entered into Indemnification Agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.

Item 8. EXHIBITS

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Click2learn, Inc. 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.04 to Click2learn's S-8 Registration Statement filed on July 26, 1999)
99.2	Click2learn, Inc. 1998 Equity Incentive Plan (incorporated by reference to Appendix 2 to Click2learn's Proxy Statement on Schedule 14A filed on April 11, 2001)
99.3	Click2learn, Inc. 1998 Directors Stock Option Plan (incorporated by reference to Appendix 3 to Click2learn's Proxy Statement on Schedule 14A filed on April 11, 2001)
99.4	IntelliPrep Technologies, Incorporated 2000 Equity Incentive Plan

Item 9. UNDERTAKINGS

A.
The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

II–2

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 20th day of June, 2001.

CLICK2LEARN, INC.
BY:	/S/ KEVIN OAKES
Kevin Oakes President and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes Kevin Oakes and John D. Atherly, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 20th day of June, 2001.

Signature	Title

/s/ KEVIN OAKES Kevin Oakes	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JOHN D. ATHERLY John D. Atherly	Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ BERT KOLDE Bert Kolde	Chairman of the Board
/s/ JOSEPH DINUCCI Joseph DiNucci	Director
/s/ EDWARD HARRIS Edward Harris	Director
/s/ SHELLEY HARRISON, PH.D Shelley Harrison, Ph.D	Director
/s/ JONATHAN D. KLEIN Jonathan D. Klein	Director
/s/ SALLY NARODICK Sally Narodick	Director
/s/ RONALD S. POSNER Ronald S. Posner	Director

II–4

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Click2learn, Inc. 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.04 to Click2learn's S-8 Registration Statement filed on July 26, 1999)
99.2	Click2learn, Inc. 1998 Equity Incentive Plan (incorporated by reference to Appendix 2 to Click2learn's Proxy Statement on Schedule 14A filed on April 11, 2001)
99.3	Click2learn, Inc. 1998 Directors Stock Option Plan (incorporated by reference to Appendix 3 to Click2learn's Proxy Statement on Schedule 14A filed on April 11, 2001)
99.4	IntelliPrep Technologies, Incorporated 2000 Equity Incentive Plan

QuickLinks

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS